Exhibit 10.92

CHROMCRAFT REVINGTON, INC.
1330 Win Hentschel Boulevard, Suite 250
West Lafayette, Indiana 47906

March 25, 2011

[Name]
[Title]
Chromcraft Revington, Inc.
1330 Win Hentschel Boulevard, Suite 250
West Lafayette, Indiana 47906

Dear __________:

RE:           Incentive Compensation Award Opportunities for 2011

We are pleased to inform you that Chromcraft Revington, Inc. (Company) has awarded you performance share and short-term cash bonus opportunities under the Company’s 2007 Executive Incentive Plan (Plan) for the performance period beginning on January 1, 2011 and ending on December 31, 2011.

The performance measures, performance targets, award rates and other terms and conditions of these award opportunities are set forth in the attachment to this letter and in the Plan and, with respect to your performance share award opportunity, in the award agreement that you are required to sign.

This letter is not an agreement, understanding or commitment of the Company to continue your employment, {select applicable clause} [and your employment by the Company will continue to be subject to the existing written employment agreement between the Company and you] [and your employment by the Company will continue to be as an employee-at-will].

We look forward to your involvement in achieving the Company’s goals for 2011.

Very truly yours,

John D. Swift
Chairman of the Compensation Committee